Exhibit 99.1

Balchem Corporation Promotes New Chief Financial Officer
and Creates V.P., Administration Position

New Hampton, New York. June 3, 2014.  Dino A. Rossi, President and CEO of Balchem Corporation (NASDAQ: BCPC), today announced the promotion of William A. Backus, CPA, to the position of Chief Financial Officer (CFO), effective immediately. Mr. Backus joined Balchem in 2006 as Balchem's Corporate Controller, and in 2011 was given added responsibility when he was promoted to Chief Accounting Officer and Assistant Treasurer. Current CFO, Frank J. Fitzpatrick, will move to a newly established position of Vice President, Administration.

Dino Rossi stated, “Bill has extensive experience and has served as our Controller, Chief Accounting Officer and Assistant Treasurer since joining Balchem in 2006, working closely with Frank in all aspects of the Company's accounting, financial and treasury affairs.  He has also proven to be a valuable resource to our Audit Committee and Board of Directors. His promotion to CFO enables us to maintain the continuity of our staff and ensures a smooth transition as we continue growing our company. I look forward to further utilizing Bill’s financial expertise and business insight in support of Balchem's continued growth."

In commenting on Mr. Fitzpatrick’s new position, Rossi stated, "Frank has been an instrumental member of the Balchem team since 1997 and has played an integral role as shown clearly by our acquisition history, strong balance sheet and the overall success we have achieved. Balchem has committed itself to an expanded and more concerted focus on growth, as exhibited by the recent SensoryEffects acquisition, and Frank is the ideal person to fulfill this role given his thorough knowledge of Balchem’s policies and procedures, businesses, strategic focus, and operational capabilities. The creation of this position, along with the promotion of Bill to CFO, significantly expands and strengthens our management capabilities as we continue to seek out and implement internal strategic programs to complement our growth objectives".

About Balchem
Balchem Corporation consists of three business segments: ARC Specialty Products; SensoryEffects; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides proprietary solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.